                                                                   EXHIBIT  99.1

             John Murrary
Contact      +1 (214) 6617480
             john@newcastle-group.com

         GEOWORKS ANNOUNCES INVESTMENT AND BOARD AND MANAGEMENT CHANGES

EMERYVILLE,  Calif., May 1  /PRNewswire-FirstCall/  -- Geoworks Corporation (OTC
Bulletin Board: GWRX - NEWS) announced today that it has sold  approximately 7.4 million newly issued shares of its common stock to Newcastle Partners,  L.P. and
Mark E.  Schwarz,  an affiliate of Newcastle  for  $325,000.  As a result of the transaction, the purchasers own approximately 25% of the company's common stock.
In conjunction with the investment,  Dave Grannan and Dave Domeier resigned from the Board and Mr. Schwarz and Steven J. Pully were appointed to fill their Board seats until the next annual meeting of stockholders.  In addition, the remaining officers  agreed to step down in connection with the  transaction.  Mr. Schwarz, currently  Chairman of Newcastle,  has been  appointed to serve as CEO, and John
Murray,  currently  CFO of Newcastle,  has been  appointed to serve as CFO. John
Murray is a C.P.A. and was formerly employed by Ernst and Young, L.L.P.

"On behalf of Geoworks,  I want to thank the two outgoing  board members and the executive team," said Steve Mitchell,  outgoing President and CEO and an ongoing board member.  "I am also pleased to welcome Mark E. Schwarz and Steven J. Pully to the Board."

Mr. Schwarz,  42, has served as the sole general partner of Newcastle,  directly or through  entities,  which he controls,  since 1993. Mr. Schwarz serves on the boards of several  public  companies.  Mr.  Pully,  43, is employed by Newcastle
Capital Management,  L.P., and is on the board of one other public company.  Mr.
Pully is also  licensed as an  attorney  and is a C.P.A.  The newly  constituted board will immediately seek an independent  member to replace Mr. Mitchell prior to the Company's next annual meeting of stockholders.

About Newcastle

Newcastle  Partners,  L.P. is a  Dallas-based  investment  partnership  that was formed in 1993.  Newcastle  has  ownership  positions  in  U.S.-based  companies engaged in a variety of different industries.

About Geoworks

Geoworks  Corporation  was  a  provider  of  leading-edge  software  design  and engineering  services  to the  mobile and  handheld  device  industry.  Based in
Emeryville,  California,  additional  information about Geoworks can be found on the World Wide Web at http://www.geoworks.com.

Forward-looking  statements  in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These
forward-looking  statements are subject to various risks and uncertainties  that could cause actual results to differ materially from historical results or those anticipated or stated or implied by such forward-looking statements. These risks and  uncertainties  are described in Geoworks'  filings with the  Securities and
Exchange Commission.

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Source: Geoworks Corporation